MATIV HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN

(Effective July 6, 2024)

THIS DOCUMENT CONSTITUTES THE OFFICIAL PLAN DOCUMENT AS
WELL AS THE SUMMARY PLAN DESCRIPTION OF THIS PLAN.

MATIV HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
TABLE OF CONTENTS

ARTICLE I ESTABLISHMENT AND PURPOSE OF THE PLAN    1
1.1    Adoption of the Plan.    1
1.2    Background.    1
1.3    Purpose of Plan.    1
1.4    Type of Plan.    1
1.5    Effective Date.    1
ARTICLE II DEFINITIONS    2
2.1    Accounting Firm.    2
2.2    Affiliate.    2
2.3    Annual Bonus.    2
2.4    Base Salary.    2
2.5    Board.    2
2.6    Cause.    2
2.7    Change of Control.    3
2.8    Code.    3
2.9    Committee.    3
2.10    Company.    3
2.11    Eligible Employee.    3
2.12    Equity Plan.    3
2.13    Excise Tax.    4
2.14    Good Reason.    4
2.15    Net After-Tax Receipt.    4
2.16    Parachute Value.    4
2.17    Participant.    5
2.18    Participation Agreement.    5
2.19    Payment.    5
2.20    Plan Year.    5
2.21    Qualified Termination of Employment.    5
2.22    Reduced Amount.    5
2.23    Safe Harbor Amount.    5
2.24    Section 16 Officer.    5
2.25    Separation Payment.    5
2.26    Target Bonus.    5
2.27    Tier.    5
2.28    Value.    6
ARTICLE III PARTICIPATION    6
3.1    Participation.    6
ARTICLE IV TERMINATION OF EMPLOYMENT OF PARTICIPANTS    6
4.1    Termination of Employment of Participants.    6

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MATIV HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
TABLE OF CONTENTS
ARTICLE V PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT    6
5.1    Cash Separation Payment.    6
5.2    Accelerated Vesting.    8
5.3    Outplacement Services.    9
5.4    Exemption from and Compliance with Code Section 409A.    10
ARTICLE VI CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY    10
6.1    Determination of Need for Reduction.    10
6.2    Reduced Payments.    11
ARTICLE VII RELEASE AND RESTRICTIVE COVENANTS    12
ARTICLE VIII OTHER TERMS AND CONDITIONS    12
ARTICLE IX NONASSIGNABILITY    13
ARTICLE X UNFUNDED PLAN    13
ARTICLE XI MITIGATION AND SETTLEMENT OF CLAIMS    13
11.1    No Duty to Mitigate.    13
11.2    Mandatory Arbitration.    13
11.3    Full Settlement.    13
ARTICLE XII TERMINATION AND AMENDMENT OF THIS PLAN    14
ARTICLE XIII SUCCESSORS    14
ARTICLE XIV CLAIMS PROCEDURES    15
14.1    Claims Procedure.    15
14.2    Notice of Denial.    15
14.3    Right to Review.    15
14.4    Application for Review.    16
14.5    Hearing.    16
14.6    Notice of Hearing.    16
14.7    Counsel.    16
14.8    Decision on Review.    16
14.9    Filing a Claim.    17
ARTICLE XV ERISA RIGHTS    17
ARTICLE XVI MISCELLANEOUS    18
16.1    General Plan Information.    18
EXHIBIT A    1
EXHIBIT B    2

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MATIV HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PLAN
1.1    Adoption of the Plan. Mativ Holdings, Inc. (the “Company”) hereby adopts this severance plan for its Eligible Employees, to be known as the Mativ Holdings, Inc. Executive Severance Plan (the “Plan”), as set forth in this document.
1.2    Background. Schweitzer-Mauduit International, Inc., the predecessor to the Company, previously maintained the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan and prior iterations of the same (collectively, the “SWM Plans”). In addition, Neenah, Inc. (formerly Neenah Paper, Inc. and a wholly owned subsidiary of the Company), previously maintained the Neenah Executive Severance Plan (the “Neenah Plan”). As of the Effective Date, this Plan replaces and supersedes any severance plan, agreement, policy, or arrangement of the Company and/or any of its Affiliates that covers Eligible Employees, including, without limitation, the SWM Plans and Neenah Plan, in their entirety.
1.3    Purpose of Plan. The purpose of this Plan is to provide temporary income replacement to Eligible Employees who are involuntarily terminated by the Company and to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company notwithstanding the possibility, threat, or occurrence of a Change of Control of the Company. In the event the Company receives any proposal from a third person concerning a possible business combination with the Company, or acquisition of the Company’s equity securities, or otherwise considers or pursues a transaction that could lead to a Change of Control, the Board of Directors of the Company believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility. Should the Company receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.
1.4    Type of Plan. This Plan is intended to be an employee welfare benefit plan for severance benefits within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.
1.5    Effective Date. The effective date of this Plan is July 6, 2024.

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ARTICLE II

DEFINITIONS
As used in this Plan, the following terms shall have the following respective meanings:
2.1    Accounting Firm. The certified public accounting or other consulting firm designated by the Company from time to time.
2.2    Affiliate. The Company and any company, person, or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code Section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code Section 414(o) and regulations promulgated thereunder.
2.3    Annual Bonus. A cash incentive payment made to a Participant pursuant to the Mativ Holdings, Inc. Short-Term Incentive Plan for Eligible Employees (effective January 1, 2023) or any similar, successor plan maintained by the Company.
2.4    Base Salary. The base salary of an Eligible Employee at his or her stated rate on his or her Qualified Termination of Employment without regard to any reduction prior to the Qualified Termination of Employment that was the basis for a Good Reason resignation. Base Salary does not include overtime pay or other remuneration. The method of determining an Eligible Employee’s Base Salary shall be determined by the Benefits Administrative Committee in the event of any question related to Base Salary.
2.5    Board. The Board of Directors of the Company.
2.6    Cause. “Cause” shall mean, if a Participant is a party to an employment agreement with the Company and such agreement provides for a definition of Cause, the definition contained therein. In the absence of such an agreement, “Cause” means:
(A)    the Participant’s failure to perform the Participant’s duties (other than any such failure resulting from incapacity due to physical or mental illness);
(B)    the Participant’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company;
(C)    the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company;

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(D)    the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(E)    the Participant’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(F)    the Participant’s violation of any restrictive covenants entered into between the Participant and the Company and the Company’s applicable code of conduct.
2.7    Change of Control. Any of the following events:
(A)    A third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, consummates the acquisition of actual or beneficial ownership of shares of the Company having 30% or more of the total number of votes that may be cast for the election of directors of the Board; or
(B)    As the result of the consummation of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board or any successor to the Company.
2.8    Code. The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.
2.9    Committee. The Compensation Committee of the Board.
2.10    Company. Mativ Holdings, Inc., a Delaware corporation.
2.11    Eligible Employee. Those key employees of the Company and its Affiliates who are from time to time designated by the Chief Executive Officer as eligible to participate in the Plan. Notwithstanding the above, the Committee may approve criteria for the Chief Executive Officer to use for eligibility purposes of the Plan and shall have the sole authority to approve participation in the Plan by Section 16 Officers of the Company. The current list of Eligible Employees as of the effective date of this amendment and restatement of the Plan is set forth in Exhibit A attached hereto. If an Eligible Employee incurs a termination of employment that is not a Qualified Termination of Employment, the individual will cease to be an Eligible Employee. The Company may update Exhibit A at any time to reflect the then current Eligible Employees, without formally amending the Plan.
2.12    Equity Plan. Any equity incentive plan maintained by the Company or any Affiliate thereof (including any predecessor thereto) under which a Participant receives stock options, restricted stock, restricted stock units, or other equity-based compensation.

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2.13    Excise Tax. The excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such excise tax.
2.14    Good Reason. Any of the following:
(A)    the assignment to the Participant of any duties diminishing the Participant’s position as an employee or officer of the Company or a substantial adverse alteration in the nature of the Participant’s responsibilities and position from those in effect immediately prior to the Change of Control, other than any such alteration primarily attributable to the fact that the Company is no longer a public company;
(B)    a reduction by the Company of the Participant’s annual base salary and annual cash compensation target opportunity by ten percent (10%) or more, collectively, as in effect immediately prior to the Change of Control, except for across-the-board salary reductions similarly affecting all Eligible Employees;
(C)    without the express written agreement of the Participant, any assignment or change in duties that would require the relocation of the Participant’s work place to a location that is more than fifty (50) miles from the Participant’s work place immediately prior to a Change of Control of the Company; provided however, the relocation of the Participant’s work place must also increase the regular commute distance between the Participant’s residence and work place by more than fifty (50) miles (one-way); or
(D)    the failure of the Company to pay any portion of the Participant’s current compensation that is due and payable.
The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. However, to terminate employment for Good Reason, (1) the Participant must give the Company a notice setting forth the circumstances of the act or failure to act alleged to constitute Good Reason within 30 days after the Participant first has actual notice of such act or failure, and stating that the Participant has determined that such act or failure constitutes “Good Reason” hereunder, (2) the Company must fail to correct such act or failure within 30 days after it receives such notice from the Participant, and (3) the Participant must actually terminate his or her employment during the period of 30 days beginning 30 days after the Company receives such notice.
2.15    Net After-Tax Receipt. The Value of a Payment, net of all taxes imposed on a Participant with respect thereto, including, without limitation, under Code Sections 1 and 4999.
2.16    Parachute Value. With respect to a Payment, the present value as of the date of the Change of Control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

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2.17    Participant. An Eligible Employee who is a party to a Participation Agreement which has not been terminated in accordance with the terms of this Plan.
2.18    Participation Agreement. An agreement to participate in the Plan in substantially the form shown as Exhibit B hereto.
2.19    Payment. Any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.
2.20    Plan Year. The calendar year.
2.21    Qualified Termination of Employment. A Participant’s “separation from service” within the meaning of Code Section 409A that is also a complete cessation of the Participant’s status as a common law employee of the Company and all its Affiliates and that occurs either (A) involuntarily by the Company without Cause at any time, or (B) by the Participant for Good Reason within two (2) years following a Change of Control.
A transfer of employment for administrative purposes among the Company and its Affiliates shall not be deemed a Qualified Termination of Employment, but if such a transfer occurs within the two (2) year period following a Change of Control and results in the occurrence of Good Reason, the affected Participant shall have the right to terminate employment for Good Reason and such termination shall be a Qualified Termination of Employment.
2.22    Reduced Amount. With respect to a Participant, the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After-Tax Receipts which are equal to or greater than the Net After-Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.
2.23    Safe Harbor Amount. The amount that is equal to 2.99 multiplied by a Participant’s “base amount” as such term is defined in Code Section 280G.
2.24    Section 16 Officer. An Eligible Employee who is designated by the Board as an “officer” of the Company for the purposes of Section 16 of the Securities Exchange Act of 1934.
2.25    Separation Payment. With respect to a Participant, a Payment paid or payable to the Participant pursuant to this Plan (disregarding Article VI of this Plan).
2.26    Target Bonus. The target Annual Bonus for an Eligible Employee in the year of a Qualified Termination of Employment without regard to any reduction prior to the Qualified Termination of Employment that was the basis for a Good Reason resignation.
2.27    Tier. The schedule of benefit levels Participants will receive upon a Qualified Termination of Employment. The Plan includes Tier 1, Tier 2 and Tier 3 with respective benefits as provided for in Article V of this Plan. The Chief Executive Officer has the authority to

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designate Participants who are not Section 16 Officers as receiving benefits under Tier 3. The Committee shall have the sole authority to designate Participants as receiving benefits under Tier 1, Tier 2 and to designate the Tier of any Section 16 Officer. The Tiers in which Participants benefit under is as set forth in Exhibit A attached hereto. The Company may update Exhibit A at any time without formally amending the Plan.
2.28    Value. With respect to a Payment, the economic present value of a Payment as of the date of the Change of Control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).
ARTICLE III

PARTICIPATION
3.1    Participation. Upon designation as an Eligible Employee, the employee shall be offered a Participation Agreement and upon execution and delivery thereof by the Eligible Employee evidencing such Eligible Employee’s agreement not to voluntarily leave the employ of the Company and its Affiliates and to continue to render services during the period of any threatened Change of Control of the Company, such Eligible Employee shall become a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon the termination of the Participant’s Participation Agreement, the termination of the Plan, the termination of the Participant’s employment (other than due to a Qualified Termination of Employment), or payment of all amounts due hereunder.
ARTICLE IV

TERMINATION OF EMPLOYMENT OF PARTICIPANTS
4.1    Termination of Employment of Participants. Nothing in this Plan shall be deemed to entitle a Participant to continued employment with the Company and its Affiliates and the rights of the Company to terminate the employment of a Participant shall continue as fully as though this Plan were not in effect, provided that any Qualified Termination of Employment shall entitle the Participant to the benefits herein provided. In addition, nothing in this Plan shall be deemed to entitle a Participant under this Plan to any rights, or to payments under this Plan, with respect to any plan in which the Participant was not a participant prior to a Qualified Termination of Employment.
ARTICLE V

PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT
5.1    Cash Separation Payment. Subject to Articles VI and VII hereof, in the event of a Participant’s Qualified Termination of Employment, a lump sum cash Separation Payment shall be made to such Participant as compensation for services rendered, in an amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of the amounts specified in subsections (A) or (B) below. Such payment will be made as

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soon as practicable (subject to Article VII), but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the Qualified Termination of Employment occurs.
(A)    Regular Separation Payments. If a Participant experiences a Qualified Termination of Employment that does not occur within two (2) years following a Change of Control, the Participant will be paid an amount equal to the sum of the following:
(i)    Severance Multiples. For a Tier 1 Participant, two (2.0) times the sum of (a) Participant’s Base Salary and (b) the Participant’s Target Bonus; for a Tier 2 Participant, one and a half (1.5) times the sum of (a) Participant’s Base Salary and (b) the Participant’s Target Bonus; for a Tier 3 Participant, one-half (0.5) times the sum of (a) Participant’s Base Salary and (b) the Participant’s Target Bonus;
(ii)    Annual Bonus. Each Participant shall receive the Participant’s Annual Bonus for any Performance Period (as that term is defined in the applicable plan) that has been completed, but not yet paid, at the time of the Participant’s Qualified Termination of Employment, to be paid at the same time as other active employees receive payment but no later than the date set forth in this Section 5.1. In addition, for any Performance Period that is partially completed at the time of Participant’s Qualified Termination of Employment, the Participant will receive a pro-rated amount of the Participant’s Bonus once performance for that Performance Period is known, to be paid at the same time as other active employees receive payment but no later than the date set forth in this Section 5.1.; and
(iii)    Medical and Dental Benefits. Each Participant shall also receive an amount equal to the sum of the monthly premiums that the Participant would be required to pay, if he or she elected “COBRA” continuation coverage under the medical and dental plans of the Company in which the Participant was participating immediately before the Qualified Termination of Employment, based upon the premium rates in effect as of the date of the Qualified Termination of Employment, times (a) twenty-four (24), for Tier 1 Participants, (b) eighteen (18) for Tier 2 Participants, and (c) six (6) for Tier 3 Participants.
(B)    Change of Control Separation Payment. If a Participant experiences a Qualified Termination of Employment occurring within two years following a Change of Control, the Participant will receive a payment equal to the sum of the following:
(i)    Severance Multiples. For a Tier 1 Participant, three (3.0) times the sum of (a) Participant’s Base Salary and (b) the Participant’s Target Bonus; for a Tier 2 Participant, two (2.0) times the sum of (a) Participant’s Base Salary and (b) the Participant’s Target Bonus; for a Tier 3 Participant, one and a half (1.5) times the sum of (a) Participant’s Base Salary and (b) the Participant’s Target Bonus;

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(ii)    Annual Bonus. Each Participant shall receive the Participant’s Annual Bonus for any Performance Period (as that term is defined in the applicable plan) that has been completed, but not yet paid, at the time of the Participant’s Qualified Termination of Employment, to be paid at the same time as other active employees receive payment but no later than the date set forth in this Section 5.1. In addition, for any Performance Period that is partially completed at the time of Participant’s Qualified Termination of Employment, the Participant will receive a pro-rated amount of the Participant’s Target Bonus; and
(iii)    Medical and Dental Benefits. Each Participant shall also receive an amount equal to the sum of the monthly premiums that the Participant would be required to pay, if he or she elected “COBRA” continuation coverage under the medical and dental plans of the Company in which the Participant was participating immediately before the Qualified Termination of Employment, based upon the premium rates in effect as of the date of the Qualified Termination of Employment, times (a) thirty-six (36), for Tier 1 Participants, (b) twenty-four (24) for Tier 2 Participants, and (c) eighteen (18) for Tier 3 Participants.
5.2    Accelerated Vesting.
(A)    Regular Separation. If a Participant experiences a Qualified Termination of Employment that does not occur within two (2) years following a Change of Control:
(i)    Long-Term Incentive Program Awards. The Participant will vest in any annual awards under the Equity Plan as follows:
(a)    Time-Based Vesting. Any awards under the Equity Plan that vest solely based upon the passage of time and the Participant’s continued service to the Company shall vest on a pro-rata basis based on the number of days served between the award date and the expiration of the vesting schedule for such award, as set forth in the Participant’s applicable award agreement, with the number of restricted stock units vesting reduced by the number of restricted stock units that vested prior to the date of the Participant’s Qualified Termination of Employment; and
(b)    Performance-Based Vesting. Any awards under the Equity Plan that vest based on the achievement of Company and/or Participant performance shall vest at performance on a pro-rata basis based on (1) the number of days served between the award date and the vesting date and (2) (x) if the Qualified Termination of Employment occurs prior to the conclusion of the first Annual Performance Period (as defined and set forth in Participant’s applicable award agreement), target performance, or (y) if the Qualified Termination of Employment occurs after the conclusion of the first Annual

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Performance Period, with the achievement averaged for the completed, applicable Annual Performance Periods.
(ii)    One-Time Awards. Notwithstanding the foregoing, in the event that a Participant has received any one-time awards under the Equity Plan (such as a retention-based award or any other non-routine award or award made outside of the ordinary course of the Company’s long-term incentive program), such awards shall vest as follows:
(a) Time-Based Vesting. The Participant will be fully vested in any awards under the Equity Plan that vest solely based upon the passage of time and the Participant’s continued service to the Company; and
(b) Performance-Based Vesting. The Participant will be fully vested at target performance in any awards under the Equity Plan that vest based on the achievement of Company and/or Participant performance, notwithstanding actual performance during the applicable Annual Performance Period(s) (as defined and set forth in the Participant’s applicable award agreement).
The Company shall determine the applicability of this Section 5.2(A)(ii) and whether an award is one-time in nature in its sole discretion.
(B)    Change of Control Separation. If a Participant experiences a Qualified Termination of Employment occurring within two (2) years following a Change of Control:
(i)    Time-Based Vesting. The Participant will be fully vested in any awards under the Equity Plan that vest solely based upon the passage of time and the Participant’s continued service to the Company; and
(ii)    Performance-Based Vesting. The Participant will fully vest at target performance in any awards under the Equity Plan that vest based on the achievement of Company and/or Participant performance, notwithstanding actual performance during the applicable Annual Performance Period(s) (as defined and set forth in the Participant’s applicable award agreement).
(C)    Code Section 409A. Notwithstanding anything in this Section 5.2 to the contrary, in no event shall any accelerated vesting change the time or form of payment to the extent an award is subject to Code Section 409A.
5.3    Outplacement Services. Upon experiencing a Qualified Termination of Employment, the Participants in Tier 1 and Tier 2 shall be entitled to a lump sum of $25,000 and Participants in Tier 3 shall be entitled to a lump sum of $10,000 for professional outplacement services. Such amount shall be paid to the Participant no later than the date set forth in Section 5.1.

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5.4    Exemption from and Compliance with Code Section 409A. The Company intends that the payments and benefits provided under the Plan are to be exempt from the rules of Code Section 409A, including, but not limited to, by reason of (A) in the case of payments described in Section 5.1, the exception for short term deferrals as defined in Treas. Reg. Section 1.409A-1(b)(4) or (B) in the case of reimbursements described in Section 5.3, the exemption relating to reimbursements and certain other separation payments described in Treas. Reg. Section 1.409A-1(b)(9)(v)(A).
To the extent, however, that any payment or benefit is determined not to qualify for an applicable exception from the rules of Code Section 409A, the Plan shall be interpreted in a manner consistent with the rules of Code Section 409A. Accordingly, if any reimbursements provided under the Plan constitute deferred compensation within the meaning of Code Section 409A, such reimbursements shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (x) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Plan be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred, (y) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, and (z) a Participant’s right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit.
Notwithstanding any other provision in this Plan to the contrary, if any payment or benefit under the Plan constitutes non-exempt “deferred compensation” within the meaning of Code Section 409A, such payment, if due under the terms of the Plan, shall be paid on the sixtieth (60th) day following the Qualified Termination of Employment; provided, however, that if a Participant is considered a “specified employee” of the Company for purposes of Code Section 409A on the date of a Qualified Termination of Employment, any such payment or benefit that is otherwise due to the Participant as a result of such Participant’s “separation from service” within the meaning of Code Section 409A during the six-month period immediately following such “separation from service” shall be accumulated and paid to the Participant on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”) to the extent necessary for the Participant to avoid adverse tax consequences or additional taxes under Code Section 409A, provided that if the Participant dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Participant’s death.
ARTICLE VI

CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY
6.1    Determination of Need for Reduction. Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that the Accounting Firm shall have determined that any Payment to a Participant would be subject to the Excise Tax, then the

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Accounting Firm shall determine whether there is a Reduced Amount, and if so, the amount of the necessary reduction of the Participant’s Separation Payments to meet the definition of a Reduced Amount. All fees payable to the Accounting Firm with respect to this Section shall be paid solely by the Company.
6.2    Reduced Payments.
(A)    Notice of Reduced Payments and Reductions. If the Accounting Firm determines that there is a Reduced Amount under Section 6.1, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. The amount of the Separation Payment payable under Section 5.1 will then be reduced so that the aggregate Separation Payments equal the Reduced Amount. In the event that the Separation Payments have to be reduced to a Reduced Amount, the portions of the Separation Payments that would be paid latest in time will be reduced first and if multiple portions of the Separation Payments to be reduced would be paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro-rata.
(B)    Binding Determinations by Accounting Firm. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within sixty (60) days of a termination of employment of the Participant.
(C)    Timing of Payment. As promptly as practicable following such determination of the Reduced Amount, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan; provided that such payment or distribution shall be made no later than the sixtieth (60th) day following the Qualified Termination of Employment.
(D)    Overpayments and Underpayments. While it is the intention of the Company to reduce the amounts payable or distributable to a Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.
(E)    Overpayment. In the event that the Accounting Firm determines that an Overpayment has been made, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success, any such benefit of a Participant shall be treated for all purposes as a loan to the Participant which the

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN	Page 11

Participant shall repay to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1 and 4999 or otherwise or generate a refund of such taxes, or (ii) such deemed loan would violate any applicable laws or regulations.
(F)    Underpayment. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid by the Company, within sixty (60) days following such determination by the Accounting Firm, to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).
ARTICLE VII

RELEASE AND RESTRICTIVE COVENANTS
Any and all payments and other benefits provided under this Plan are contingent upon, and shall not become payable until, the Participant executes (and does not timely revoke within any applicable revocation period) prior to the time any payments are to be made, an agreement providing for a general release of all claims against the Company, and, as permitted by law, non-compete, nondisclosure, non-solicitation of customers and employers and non-disparagement provisions upon his or her termination of employment. Any such agreement shall be in such form as is requested by the Company.

ARTICLE VIII

OTHER TERMS AND CONDITIONS
The Participation Agreement to be entered into pursuant to this Plan shall contain such other terms, provisions and conditions not inconsistent with this Plan as shall be determined by the Board. Where appearing in this Plan or the Participation Agreement, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.
Amounts payable under this Plan will be offset by (A) any statutory severance benefits provided to the Participant pursuant to the law of any country or political subdivision thereof; (B) any amounts received by the Participant pursuant to any short-term or long-term disability plans or arrangements maintained or contributed to by the Company; (C) the value of unreturned property and any outstanding loan, debt or other amount the Participant owes to the Company; and (D) any deductions and clawback as may be determined or required to be made pursuant to any law, government regulation, stock exchange listing or existing Company clawback policy requirement.

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN	Page 12

The Company makes no guarantee of any tax consequences of any payment or benefit under the Plan. Each Participant is responsible for his own tax consequences.
ARTICLE IX

NONASSIGNABILITY
Each Participant’s rights under this Plan shall be nontransferable except by will or by the laws of descent and distribution.
ARTICLE X

UNFUNDED PLAN
The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.
ARTICLE XI

MITIGATION AND SETTLEMENT OF CLAIMS
11.1    No Duty to Mitigate. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.
11.2    Mandatory Arbitration. Notwithstanding anything contained in the Plan to the contrary, any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia. Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia. This Plan is construed under, to the extent not preempted by Federal law, enforced in accordance with and governed by, the laws of the State of Georgia.
11.3    Full Settlement. In the event that a Participant contests the Company’s interpretation of any provision of this Plan or the value of any Payment hereunder, and such Participant prevails through arbitration proceedings on at least a major point or significant portion of such contest, the Company agrees to reimburse the Participant, to the full extent permitted by law, all legal fees reasonably incurred by the Participant in such contest, up to a maximum of $50,000. Any amount payable under this Section 11.3 will be paid by the

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN	Page 13

fifteenth (15th) day of the third month following the month of the delivery of the decision of the arbitrator finding in favor of the Participant, but only if the Participant provides evidence of such expenses incurred by Participant, which may be in the form, among other things, of a canceled check or receipt, within twenty (20) days following the entry of such decision.
ARTICLE XII

TERMINATION AND AMENDMENT OF THIS PLAN
The Board shall have power at any time, in its discretion, to amend or terminate this Plan, in whole or in part and the Benefits Administrative Committee shall also have the power to amend the Plan, except in a manner that would materially affect the cost to the Company, the contributions made by the Company, or the eligibility provisions of Plan, or that would determine compensation of a Section 16 Officer; except that no amendment or termination shall impair or abridge the obligations of the Company under any Participation Agreements previously entered into pursuant to this Plan except as expressly permitted by the terms of such Participation Agreements.
ARTICLE XIII

SUCCESSORS
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Plan and the Participation Agreements in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN	Page 14

ARTICLE XIV

CLAIMS PROCEDURES
14.1    Claims Procedure. A Participant may file a written claim with the Company if the Participant believes he or she did not receive all benefits to which he or she is entitled under the Plan. The written claim must be filed within sixty (60) days of the Participant’s Qualified Termination of Employment. In the event that a claim is denied, the Company shall provide to the claimant written notice of the denial within ninety (90) days after the Company receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Company expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.
14.2    Notice of Denial. If a Participant is denied a claim for benefits under the Plan, the Company shall provide to such claimant written notice of the denial which shall set forth:
(A)    the specific reasons for the denial;
(B)    specific references to the pertinent provisions of the Plan on which the denial is based;
(C)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(D)    an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.
14.3    Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:
(A)    request a full and fair review of the denial of the claim by written application to the Company;
(B)    request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;
(C)    submit written comments, documents, records, and other information relating to the denied claim to the Company; and

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN	Page 15

(D)    a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
14.4    Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Company within sixty (60) days after receiving written notice of the denial.
14.5    Hearing. Upon receiving such written application for review, the Company may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Company received such written application for review.
14.6    Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.
14.7    Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.
14.8    Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Company shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Company determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Company determines that the extension of time is required, the Company shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on review. In the case of a decision adverse to the claimant, the Company shall provide to the claimant written notice of the denial which shall include:
(A)    the specific reasons for the decision;
(B)    specific references to the pertinent provisions of the Plan on which the decision is based;
(C)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

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(D)    an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to pursue his claim under binding arbitration as required by Section 11.2.
14.9    Filing a Claim. No arbitration claim regarding a denial of a claim for benefits under the Plan may be filed until the Participant has exhausted the administrative review procedures under the Plan as set forth in this Article XIV.
ARTICLE XV

ERISA RIGHTS
    Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
•    Examine, without charge, at the office of the Plan Administrator and at other specific locations such as worksites and union halls, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may request a reasonable charge for the copies.
•    Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Action by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer, a union, or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent that participant from obtaining a pension benefit or exercising your rights under ERISA.

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN	Page 17

Enforce Your Rights
If a claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps the participant can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court (although you may be required to complete the Plan’s appeals process or submit your claim to arbitration before a court will hear your claim). If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, you may institute an arbitration proceeding. The arbitrator will decide who should pay court costs and legal fees. If you are successful, the arbitrator may order the person you have sued to pay these costs and fees. If you lose, the arbitrator may order you to pay these costs and fees; for example, if it finds your claim is frivolous. However, no legal action may be commenced or maintained against the Plan prior until after you exhaust the Plan’s claims procedures.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.
ARTICLE XVI

MISCELLANEOUS
16.1    General Plan Information.
(A)    Name, address and telephone number of Plan Sponsor (the Company):
Mativ Holdings, Inc.
100 Kimball Place
Suite 600
Alpharetta, Georgia 30009

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(B)    Employer identification number of Plan Sponsor: 62-1612879
(C)    Plan number assigned to the Plan: 501 (a component part of the Mativ Holdings, Inc. Employee Benefits Plan)
(D)    Type of plan: Welfare benefit severance plan.
(E)    Form of Plan Administration: Self-administered by the Plan Sponsor.
(F)    Name, address and telephone number of the Plan Administrator:
Plan Administrator, Mativ Holdings, Inc. Executive Severance Plan
c/o Mativ Holdings, Inc.
100 Kimball Place
Suite 600
Alpharetta, Georgia 30009

(G)    Service of legal process may be made on the Plan Sponsor’s General Counsel at:
c/o Mativ Holdings, Inc.
Attention: Corporate Secretary
100 Kimball Place
Suite 600
Alpharetta, Georgia 30009

(H)    Service of legal process may also be made upon the Plan Administrator.
(I)    Funding Medium: Benefits under the Plan are paid from the general assets of the Employer.

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EXHIBIT A
MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN
PARTICIPANTS

Tier 1	Tier 2	Tier 3
Julie Schertell President and Chief Executive Officer
Greg Weitzel
Chief Financial Officer

Mike Rickheim
Chief Human Resources and Communications Officer

Mark Johnson
Chief Legal and Administrative Officer

Andrew Downard
Chief Supply Chain Officer

Ryan Elwart
Group President, Sustainable and Adhesive Solutions

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN    Exhibits - Page 1

EXHIBIT B

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN
FORM OF PARTICIPATION AGREEMENT

I hereby agree to become a Participant in the Mativ Holdings, Inc. Executive Severance Plan (the “Plan”), effective as of ____________, 20__. I acknowledge that I have received a copy of the Plan document.
As part of my participation in the Plan and in consideration for the benefits that I may become entitled to thereunder, I hereby agree that I will not voluntarily terminate my employment with Mativ Holdings, Inc. and its Affiliates (the “Company”) during any period of a threatened Change of Control of the Company.
If I should voluntarily terminate my employment with the Company for any reason at any time (other than for “Good Reason” following a “Change of Control”, as those terms are defined in the Plan), I hereby acknowledge and agree that I will immediately cease participation in the Plan and shall not be eligible for any payments or benefits under the Plan.
I understand that any controversy or claim arising out of or relating to the Plan is required to be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia and that judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia. I hereby waive my right to file suit under the Employee Retirement Income Security Act of 1974, as amended, in the event of any such controversy or claim.

                    ________________________________________
                    Signature of Participant

                    Name of Participant: _______________________

                    Title: ___________________________________

                    Date: ___________________________________

MATIV HOLDINGS, INC. EXECUTIVE SEVERANCE PLAN    Exhibits - Page 2